EXHIBIT 99.1

Consolidated Communications Reports Third Quarter 2013 Results

  Delivered another solid quarter of financial results and strong cash flows
  Generated a 40% increase in Metro Ethernet sales over the third quarter of 2012
  Achieved the original $25 million synergy target from the SureWest acquisition three quarters ahead of schedule

MATTOON, Ill., Nov. 7, 2013 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the third quarter 2013.

Third quarter financial summary for continuing operations:

  Revenue was $150.8 million.
  Net cash from operations was $56.7 million.
  Adjusted EBITDA was $71.2 million.
  Dividend payout ratio was 69.0%.

"Our third quarter financial results were solid," said Bob Currey, President and Chief Executive Officer. "We maintained our focus on a smooth integration with SureWest, while delivering cash flow supporting both our growth investments and the dividend. We accelerated our call center consolidation plans resulting in achievement of our original synergy target of $25 million a full three quarters ahead of schedule."

"The strong growth in our commercial, carrier and broadband services has continued to improve the diversification of our revenues. Demand for our metro Ethernet products remains high and we see continued growth opportunities. In addition, we added over 2,000 broadband connections in the quarter helping drive our total broadband and business revenues to 80% of our overall top-line," Currey concluded.

Operating Statistics at September 30, 2013, Compared to September 30, 2012.

	Period Ended September 30,
	2013	2012	Increase/(decrease)%

Data connections	252,516	246,817	5,699	2.3%
Video connections	109,882	105,202	4,680	4.4%
ILEC access lines	259,605	270,960	(11,355)	(4.2%)
Voice connections (non-ILEC)	124,418	131,457	(7,039)	(5.4%)
Total connections	746,421	754,436	(8,015)	(1.1%)

"On September 13, 2013, we closed on the sale of our prison service business assets," said Steve Childers, Chief Financial Officer. "These assets are included in discontinued operations and, for the quarter, we recognized a pre-tax gain of $2.2 million. This gain is excluded from our adjusted EBITDA calculation."

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $22.5 million, and the dividend payout ratio was 69.0%. At September 30, 2013, cash and cash equivalents were $6.3 million. The Company made capital expenditures of $28.0 million.

Financial Highlights for the Third Quarter Ended September 30, 2013

  Revenues from continuing operations were $150.8 million, compared to $151.0 million in the third quarter of 2012. Increases in video, internet and subsidy revenues were offset by declines in network access and other services revenue.
  Income from operations was $26.2 million, compared to $8.2 million in the third quarter of 2012. The increase was primarily due to organic growth, synergy realization and non-recurring costs that were recognized last year. In the third quarter of 2012, we recognized $14.5 million in financing and transaction related costs for the SureWest acquisition compared to $0.4 million in the current period.
  Interest expense, net was $20.6 million for both the current quarter and the same quarter last year.
  Other income, net was $9.0 million, compared to $8.5 million for same period in 2012.  Cash distributions from our Verizon Wireless partnerships were $8.6 million for the third quarter of 2013 compared to $7.7 million for the same quarter of 2012.
  Net income attributable to common stockholders was $11.7 million, compared to a loss of $1.0 million in the third quarter of 2012. "Adjusted net income attributable to common stockholders" excludes certain items in the manner described in the table provided in this release and was $11.8 million, compared to $10.6 million in the same quarter of 2012.
  Diluted net income per common share was $0.29 compared to a loss of $0.02 in the third quarter of 2012. "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release and was $0.30 compared to $0.27 for the prior year period.
  Net cash provided by continuing operations was $56.7 million, compared to $21.5 million for the third quarter in 2012.
  Adjusted EBITDA was $71.2 million compared to $69.9 million for the same period in 2012.
  The total net debt to last twelve month adjusted EBITDA coverage ratio improved to 4.16 times to one.

Financial Highlights for the Nine Months Ended September 30, 2013

  Revenues from continuing operations were $453.6 million, an increase of $1.7 million, or 0.4%, compared to $451.9 million, on a pro forma basis, for the first nine months of 2012.
  Net income attributable to common stockholders was $27.7 million, compared to $3.6 million in the prior year period. The increase is primarily due to growth in revenue, synergy realization with the SureWest acquisition, the gain on the sale of discontinued operations and transaction related costs that reduced income in the 2012 period.
  Adjusted EBITDA was $216.5 million, which represented an $18.6 million increase, or 9.4%, versus $197.9 million, on a pro forma basis, for the same period in 2012.

Financial Guidance

For 2013, the Company is reiterating its full year guidance:

2013 Guidance

Cash Interest Expense	$80.0 million to $85.0 million
Cash Income Taxes	$1.0 million to $3.0 million
Capital Expenditures	$100.0 million to $110.0 million *

* 2013 Capital Expenditure guidance includes approximately $4.0 million in non-recurring integration costs.

Dividend Payments

On November 4, 2013, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on February 1, 2014 to stockholders of record at the close of business on January 15, 2014. This will represent the 34th consecutive quarterly dividend paid by the Company.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss third quarter earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. If you do not have internet access, the conference call dial-in number is 1-877-374-3981 with pass code 73184963. International parties can access the call by dialing 1-253-237-1158. A telephonic replay of the conference call will also be available starting three hours after completion of the call until November 14, 2013 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-855-859-2056 and international parties should call 1-404-537-3406.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", "adjusted diluted net income per share" and "adjusted net income attributable to common stockholders", all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in the credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the credit agreement and to measure our ability to service and repay debt.  We present the related "total net debt to last twelve month adjusted EBITDA coverage ratio" principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. These measures differ in material respects from the ratios used in our Senior Notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Certain prior year GAAP amounts have been modified to give effect to pro forma events that are directly attributable to the acquisition of SureWest Communications (the "Acquisition") and factually supportable and are expected to have a continuing impact. The unaudited Pro forma financial information, which has been prepared for the periods presented, gives effect to the Acquisition as if it had occurred on January 1, 2012.

We have also presented various Adjusted Pro Forma financial information as if the acquisition had occurred as of January 1, 2012 in order to provide a better view of the combined Company's period over period performance. In calculating the unaudited Adjusted Pro Forma financial information, we did not adjust certain items to give effect to the Acquisition as if it had occurred on January 1, 2012, as required by Rule 3-05 of Regulation S-X.

About Consolidated

Consolidated Communications Holdings, Inc. is a leading communications provider within its six state operations of California, Illinois, Kansas, Missouri, Pennsylvania and Texas. Headquartered in Mattoon, IL, the Company has been providing services in many of its markets for over a century. With one of the highest quality networks in the industry, the Company offers a wide range of communications services, including IP-based digital and high definition television, high speed internet, Voice over IP, carrier access, directory publishing and local and long distance service.

Safe Harbor

Any statements other than statements of historical facts, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan, "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of Consolidated Communications Holdings, Inc. (the "Company") to successfully integrate the operations of  SureWest Communications ("SureWest") and realize the synergies from the acquisition, as well as a number of other factors related to the businesses of the Company, including various risks to stockholders of not receiving dividends and risks to the Company's ability to pursue growth opportunities if the Company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the Company's common stock; the substantial amount of debt and the Company's ability to repay or refinance it or incur additional debt in the future; the Company's need for a significant amount of cash to service and repay the debt and to pay dividends on the Company's common stock; changes in the valuation of pension plan assets; restrictions contained in the Company's debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; changes in content costs, which have been substantial and continue to increase; risks associated with the Company's possible pursuit of acquisitions; economic conditions in the Company's service areas; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the Company's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes on the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in the Company's filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q.

Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication and the Company's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

- Tables Follow -

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)
(Unaudited)
	September 30,	December 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$ 6,291	$ 17,854
Accounts receivable, net	56,849	57,957
Income tax receivable	1,546	12,020
Deferred income taxes	11,292	8,984
Prepaid expenses and other current assets	13,267	11,269
Assets of discontinued operations	--	1,772
Total current assets	89,245	109,856

Property, plant and equipment, net	891,006	907,672
Investments	112,913	109,750
Goodwill	603,446	603,446
Other intangible assets	42,539	49,530
Deferred debt issuance costs, net and other assets	15,315	13,800
Total assets	$ 1,754,464	$ 1,794,054

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 8,060	$ 14,954
Advance billings and customer deposits	26,393	27,654
Dividends payable	15,538	15,463
Accrued compensation	18,890	21,912
Accrued interest	11,099	2,962
Accrued expense	35,129	44,263
Income tax payable	5,396	--
Current portion of long-term debt and capital lease obligations	9,870	9,596
Current portion of derivative liability	--	3,164
Liabilities of discontinued operations	179	4,209
Total current liabilities	130,554	144,177

Long-term debt and capital lease obligations	1,202,164	1,208,248
Deferred income taxes	142,790	138,068
Pension and other post-retirement obligations	143,921	156,710
Other long-term liabilities	10,864	10,746
Total liabilities	1,630,293	1,657,949

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 40,111,518 and 39,877,998, shares outstanding as of September 30, 2013 and December 31, 2012, respectively	401	399
Additional paid in capital	160,618	177,315
Accumulated other comprehensive loss, net	(41,277)	(45,784)
Noncontrolling interest	4,429	4,175
Total shareholders' equity	124,171	136,105
Total liabilities and shareholders' equity	$ 1,754,464	$ 1,794,054

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net revenues	$ 150,773	$ 151,025	$ 453,621	$ 324,033
Operating expenses:
Cost of services and products	55,780	55,442	166,774	118,515
Selling, general and administrative expenses	33,715	34,733	100,385	72,537
Financing and other transaction costs	355	14,525	712	19,909
Depreciation and amortization	34,756	38,140	104,306	81,822
Income from operations	26,167	8,185	81,444	31,250
Other income (expense):
Interest expense, net	(20,632)	(20,624)	(65,929)	(52,117)
Other income, net	9,000	8,461	26,452	21,888
Income (loss) from continuing operations before income taxes	14,535	(3,978)	41,967	1,021
Income tax expense (benefit)	4,205	(2,667)	15,219	(1,166)
Income (loss) from continuing operations	10,330	(1,311)	26,748	2,187

Discontinued operations, net of tax:
Income (loss) from discontinued operations, net of tax	92	467	(156)	1,759
Gain on sale of discontinued operations, net of tax	1,333	--	1,333	--
	1,425	467	1,177	1,759

Net income (loss)	11,755	(844)	27,925	3,946
Less: net income attributable to noncontrolling interest	61	121	254	366

Net income (loss) attributable to common shareholders	$ 11,694	$ (965)	$ 27,671	$ 3,580

Net income (loss) per common share - basic and diluted
Income (loss) from continuing operations	$ 0.26	$ (0.03)	$ 0.65	$ 0.05
Discontinued operations, net of tax	0.03	0.01	0.03	0.05
Net income (loss) per basic and diluted common share attributable to common shareholders	$ 0.29	$ (0.02)	$ 0.68	$ 0.10

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
OPERATING ACTIVITIES
Net income	$ 11,755	$ (844)	$ 27,925	$ 3,946
Income from discontinued operations, net of tax	(1,425)	(467)	(1,177)	(1,759)
Net income (loss) from continuing operations	10,330	(1,311)	26,748	2,187
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	34,756	38,140	104,306	81,822
Deferred income taxes	(205)	(2,171)	(329)	(2,171)
Cash distributions from wireless partnerships less than earnings	(1,152)	(503)	(2,996)	(1,674)
Non- cash stock-based compensation	794	594	2,234	1,684
Amortization of deferred financing	584	852	1,703	5,872
Other adjustments, net	(1,060)	10	1,609	216
Changes in operating assets and liabilities, net	12,660	(14,139)	(9,222)	(17,236)
Net cash provided by operating activities	56,707	21,472	124,053	70,700
Net cash provided by (used in) discontinued operations	(315)	288	(3,412)	1,200
Net cash provided by operating activities	56,392	21,760	120,641	71,900
INVESTING ACTIVITIES
Business acquisition, net of cash acquired	--	(367,055)	--	(377,021)
Purchase of property, plant and equipment, net	(27,961)	(39,574)	(80,584)	(50,323)
Purchase of investments	(107)	--	(238)	--
Proceeds from sale of assets	61	387	111	415
Restricted cash for acquisition of SureWest	--	298,035	--	--
Other	--	--	--	(314)
Net cash used in continuing operations	(28,007)	(108,207)	(80,711)	(427,243)
Net cash provided by (used in) discontinued operations	2,379	--	2,331	(97)
Net cash used in investing activities	(25,628)	(108,207)	(78,380)	(427,340)
FINANCING ACTIVITIES
Proceeds on bond offering	--	--	--	298,035
Restricted cash on bond offering	--	17,047	--	--
Proceeds on issuance of long-term debt	8,000	35,000	57,000	35,000
Payment of capital lease obligation	(144)	(48)	(368)	(140)
Payment on long-term debt	(20,310)	(2,200)	(63,930)	(6,600)
Payment of financing costs	--	(8,077)	--	(13,147)
Dividends on common stock	(15,539)	(15,464)	(46,526)	(38,637)
Net cash provided by (used in) financing activities	(27,993)	26,258	(53,824)	274,511
Net change in cash and cash equivalents	2,771	(60,189)	(11,563)	(80,929)
Cash and cash equivalents at beginning of period	3,520	84,964	17,854	105,704
Cash and cash equivalents at end of period	$ 6,291	$ 24,775	$ 6,291	$ 24,775

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
				Adjusted Pro Forma
	2013	2012	2013	2012

Operating Revenues
Local calling services	$ 27,049	$ 27,076	$ 79,923	$ 83,717
Network access services	26,929	29,501	85,474	91,203
Subsidies	13,657	12,675	40,584	37,248
Long distance services	4,810	5,380	14,636	16,486
Data, video and internet services	68,163	65,145	202,063	189,832
Other services	10,165	11,248	30,941	33,449
Total operating revenue	150,773	151,025	453,621	451,935

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
				Adjusted Pro Forma
	2013	2012	2013	2012
Net income (loss) from continuing operations	$ 10,330	$ (1,311)	$ 26,748	$ (2,072)
Add (subtract):
Income tax expense (benefit)	4,205	(2,667)	15,219	(3,049)
Interest expense, net	20,632	20,624	65,929	61,260
Depreciation and amortization	34,756	38,140	104,306	117,236
EBITDA	69,923	54,786	212,202	173,375

Adjustments to EBITDA (1):
Other, net (2)	(8,070)	6,838	(22,220)	(1,010)
Investment distributions (3)	8,555	7,723	24,316	19,835
Non-cash compensation (4)	794	594	2,234	5,724
Adjusted EBITDA	$ 71,202	$ 69,941	$ 216,532	$ 197,924

Footnotes for Adjusted EBITDA:
(1) These adjustments reflect those required or permitted by the lenders under the credit agreement.
(2) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries, transaction related costs and certain miscellaneous items.
(3) Includes all cash dividends and other cash distributions received from our investments.
(4) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2013
Adjusted EBITDA	$ 71,202	$ 216,532

- Cash interest expense	(20,611)	(62,761)
- Capital expenditures	(27,961)	(80,584)
- Cash income taxes	(108)	(976)

Cash available to pay dividends	$ 22,522	$ 72,211

Dividends Paid	$ 15,539	$ 46,526
Payout Ratio	69.0%	64.4%

* The above calculation excludes the principal payments on the amortization of our debt.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan 2	$ 401,894
Term loan 3, net of discount of $4,523	506,614
Senior unsecured notes, net of discount of $1,744	298,256
Capital leases	5,270
Total debt as of September 30, 2013	$ 1,212,034
Less cash on hand	(6,291)
Total net debt as of September 30, 2013	$ 1,205,743

Adjusted EBITDA for the last twelve months ended September 30, 2013	$ 289,737

Total Net Debt to last twelve months
Adjusted EBITDA	4.16x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Per Share Attributable to Common Stockholders
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
Net income attributable to common shareholders	$ 11,694	$ (965)	$ 27,671	$ 3,580
Transaction and severance related costs, net of tax	879	10,282	2,793	17,244
Acquisition related tax adjustments	--	831	--	883
Gain on the sale of discontinued operations, net of tax	(1,333)	--	(1,333)	--
Non-cash stock compensation, net of tax	565	421	1,423	1,136
Adjusted net income attributable to common stockholders	$ 11,803	$ 10,569	$ 30,554	$ 22,843

Weighted average number of shares outstanding	39,755	39,439	39,755	32,963
Adjusted diluted net income per share	$ 0.30	$ 0.27	$ 0.77	$ 0.69

Calculations above assume a 28.9 and 29.2 percent effective tax rate for the three months ended September 30, 2013 and 2012, respectively.
The assumed effective tax rates for the nine months ended September 30, 2013 and 2012, are 36.3 and 32.6 percent, respectively.
The gain on the sale of discontinued operations had an effective tax rate of 39.9% for both the three and nine months ended September 30, 2013.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
ILEC access lines
Residential	148,811	150,711	152,644	153,855	155,274
Business	110,794	111,870	113,211	114,742	115,686
Total local access lines	259,605	262,581	265,855	268,597	270,960
Quarterly change	(1.1%)	(1.2%)	(1.0%)	(0.9%)	(1.2%)

Voice Connections [1]
Residential	74,588	76,101	77,515	78,811	80,097
Business	49,830	50,013	50,351	50,918	51,360
Total voice connections	124,418	126,114	127,866	129,729	131,457
Quarterly change	(1.3%)	(1.4%)	(1.4%)	(1.3%)	(1.2%)

Data and Internet Connections [2]	252,516	251,306	250,350	247,633	246,817
Quarterly change	0.5%	0.4%	1.1%	0.3%	1.7%
Res. penetration of marketable homes	30.2%	30.3%	30.3%	30.2%	30.2%

Video Connections [2]	109,882	109,083	107,475	106,137	105,202
Quarterly change	0.7%	1.5%	1.3%	0.9%	2.3%
Res. penetration of marketable homes	20.5%	20.7%	20.5%	20.3%	20.2%

Total Connections	746,421	749,084	751,546	752,096	754,436
Quarterly change	(0.4%)	(0.3%)	(0.1%)	(0.3%)	0.2%

Network Stats - Marketable Homes
Fiber homes	199,826	197,355	195,962	194,895	192,475
HFC homes	94,540	94,534	94,433	94,418	94,272
Copper homes	399,547	399,547	399,547	399,547	399,547
Total	693,913	691,436	689,942	688,860	686,294

Data marketable homes	681,485	679,008	677,514	676,432	673,866
% of total marketable homes	98%	98%	98%	98%	98%
Video marketable homes	528,921	526,444	524,950	524,019	520,706
% of total marketable homes	76%	76%	76%	76%	76%

Note: The figures in the table, excluding ILEC access lines, do not include SureWest business subscribers.

[1] These include voice lines outside the ILECs and Voice-over-IP inside the ILECs.
[2] These connections are both residential and business (excluding SureWest business subscribers). They include services both inside and outside the ILECs.
CONTACT: Company Contact:
         Matt Smith
         VP of Investor Relations & Treasurer
         217-258-2959
         matthew.smith@consolidated.com